Exhibit 23.10

[Letterhead of Mine Development Associates Inc.]

CONSENT OF MINE DEVELOPMENT ASSOCIATES INC.

The undersigned, Mine Development Associates Inc., hereby states as follows:

Mine Development Associates Inc. assisted with the preparation of the “Mt Todd Gold Project Updated Preliminary Economic Assessment Report, Northern Territory, Australia” dated June 11, 2009, the “Mt Todd Gold Project Prefeasibility Study, Northern Territory, Australia” dated October 1, 2010, the “10.65 MTPY Preliminary Feasibility Study Mt. Todd Gold Project” dated January 28, 2011, the “Feasibility Study Update, NI 43-101 Technical Report, Vista Gold Corp., Paredones Amarillos Gold Project, Baja California Sur, Mexico” dated September 1, 2009 and the “Technical Report, Preliminary Assessment, Long Valley Project, Mono County, California, USA” dated January 9, 2008, (the “Technical Reports”) for Vista Gold Corp. (the “Company”), portions of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”).

Mine Development Associates Inc. hereby consents to the Summary Material in the Form 10-K and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-132975 and 333-158633), and in the related Prospectuses, in the Company’s Registration Statements on Form S-8 (Nos. 333-105621, 333-134767 and 333-153019) and in the Registration Statement on Form S-3 of the Company, dated March 14, 2011, and in the related Prospectus, of the Summary Material concerning the Technical Reports, including the reference to Mine Development Associates Inc. included with such information, as set forth above in the Form 10-K.

By: /s/ Thomas Dyer, P.E. /s/
Name: Thomas Dyer, P.E.
Title: Senior Engineer
Date: March 14, 2011